Exhibit 10.7  contract with Banta Publications Group

Ex10.7  Contract with Bank Publications Group

BANTA Publications Group________________________________

                     Group Headquarters 908 North Elm Street Suite 110 Hinsdale, IL 60521 -3636 630-323-9490 FAX 630-323-0782

                     Larry L. Panozzo
                     President
                     June 10, 1997

                     Mr. Joseph Landis
                     Chief Financial Officer
                     Corporate Relations Group, Inc.
                     1801 Lee Road

                     Suite 301
                     Winter Park, Florida 32789-2 165

                     Re:  Printing Agreement

                     Dear Mr. Landis,
                     Enclosed is a fully executed copy of the printing agreement with Banta Publications Group.

                     On behalf of all of us at the Banta Publications Group, I want to thank you and the folks at Corporate Relations
                     Group, Inc. for awarding us with this two (2) year commitment. We will strive to validate your trust and confidence throughout the term of the agreement

                     Thanks again and please don't hesitate to contact me if I can ever be of assistance.

[GRAPHIC OMITTED][GRAPHIC OMITTED]


                                 CONTRACT

#H1171r3

                                    PROPOSAL FOR
                            CORPORATE RELATIONS GROUP, INC.
                                     MAY 22, 1997


        1. Subject and Term of Agreement. CORPORATE RELATIONS GROUP, INC. ("Customer), a Florida corporation located at 1801 Lee Road, Suite 301, Winter Park, Florida 32789-2165 and BANTA PUBLICATIONS GROUP("Printer), a division of Banta Corporation located at 100 Banta Road, Long Prairie, Minnesota 56347 agree that Printer shall print all of Customer's requirements for the publication(s) identified as MONEY WORLD, commencing with the July 1997 issue and continuing through the June 1999 issue. Printer shall perform those printing services in accordance with the specifications and within the times(s) set forth, respectively, in the attached Specifications Schedule, and the Production Schedule either attached or (If not attached) established by mutual agreement of the parties conforming to Section 24 below. This Agreement shall also apply to other, future work performed by Printer for Customer, as provided in
        Section 22 below. Upon expiration of the initial term, this Agreement shall be renewed for successive periods of one (1) year each, unless either party gives written notice to the other party of its intent to terminate this Agreement not less than thirty (30) days prior to the expiration of the initial or any successive renewal term.

        2. Prices, Prices for Printers services are set forth in the attached Price Schedule. Those prices are based upon (I) Printers labor costs on the date of this Agreement, (ii) Printer's material costs on the date of this Agreement and (iii) Customers specifications set forth in the Specifications Schedule. Any volume or trade discounts earned with respect to materials or services utilized by Printer or for which Printer contracts on behalf of Customer in connection with Printers performance under this Agreement shall be and remain the property of the Printer.

        Prices may be adjusted by Printer to reflect additional costs resulting from changes In quantities or specifications; such adjustments will be calculated at Printer's standard rates in effect on the date of such changes, if applicable, and otherwise on any reasonable basis established by Printer. Prices may also be adjusted as provided in
        Section 3. Whenever practical, Printer shall provide reasonable advance notice of price adjustments.

        Customer recognizes that Printers prices are exclusive of: (a) transportation charges, (b) charges for storage of paper and other materials furnished by Customer and of finished goods produced by Printer and (c) any manufacturer's, retailer's occupation, use, sales, excise, value added or other tax, or any charge of any nature whatsoever imposed by any governmental authority. Any such tax or charge shall be the responsibility of the Customer; charges for storage and transportation by Printer shall be based on Printer's standard rates in effect from time to time.

        3.           Price Adjustments.
        A. Except as provided in Section 2 above and In subsections 3B and 3C below, prices In this Agreement shall remain firm through the June 1998 issue. Prices may be adjusted after the first12 months to proportionately reflect any increases or decreases, since the effective date of this Agreement, in labor costs, including, state or federal social security taxes or other taxes related to labor utilization, not to exceed two percent (2%) annually.

        B. If at any time after the effective date of this Agreement Printer's costs of materials employed in connection with its services under this Agreement, including but not limited to film, plates, ink, adhesives and energy or utilities, but excluding paper, shall increase or decrease, then the prices for Printer's services shall be adjusted in proportion to such increase or decrease, effective the date of the cost increase or decrease to Printer.

        C. If at any time after the effective date of this Agreement the Printer's purchase order cost of paper required In the performance of Printers services under this Agreement shall Increase or decrease, then the prices for Printer's services shall be adjusted in proportion to such increase or decrease, effective the date of the change in the Printer's purchase order cost.

        0. Printer will, on or before the effective date of any price change under this Agreement, provide to Customer notice and an explanation of such change, together with appropriate supporting data.

        4.           Payment Terms.
        A. Net payment shall be due with incoming-material, except as provided in subsection C below. Customer may deduct from invoice an amount equal to five percent (5%) of manufacturing and two percent (2%) of paper, excluding freight, postage and overnight charges. In the event that Printer commences legal action to collect any sums due to Printer under this Agreement, Customer shall be responsible to reimburse Printer for Printer's costs of collection, including but not limited to Printer's attorneys' fees. Past-due invoices are subject to a service charge of 1-1/2% per month on the outstanding balance or, if less, the maximum such charge permitted by applicable law. Upon notice to Printer pursuant to Section 16, disputed items shall not be subject to a service charge, provided that Customer does not withhold payment of undisputed amounts.

        B.           Printer shall invoice Customer as follows:

        (1) Preparatory work, plates, presswork, binding, cartons, pallets, services preparatory for mailing finished work, freight and shipping charges, and paper furnished by Printer - upon completion of Printer's services with respect to each shipment of work under this Agreement; provided, however, that if the Customer delays the performance of Printer's services as established in the Production Schedule, printer may invoice for services rendered to date.

        (2) Storage of paper and other materials finished work produced by Printer-as incurred by Printer.

        C. In advance of the mailing date for publications to be mailed, Customer shall deposit in the appropriate postal service office sufficient funds to cover all postage, permit fees and other postal service charges.

        5. Production Schedule. Each of the parties will use its best efforts to comply with the Production Schedule at all times. Customer's delay in furnishing and/or returning all paper, copy, specifications, artwork, proofs, copies or other material in accordance with the Production Schedule may result In an extension of scheduled delivery date(s) and/or additional charges to Customer for accelerated production at Printer's standard overtime rates then in effect.

        6. ~ Printer shall furnish Customer the proofs and materials set forth in the Specifications Schedule; and Customer shall return to Printer one set of proofs for each completed page indicating any and all changes (editorial and art). Press standing time awaiting Customer's approval shall not be charged to Customer unless press standing time is deemed unreasonable. If unreasonable amount of time is required by Customer, and Customer has been notified, Customer shall be charged at Printer's standard rate then in effect for press standing time. Printer shall not be liable for errors or subsequent corrective costs for work completed pursuant to Customer's approval or for errors due to Customer's failure to order proofs, refusal to accept proofs, failure to return proofs marked with changes, or Customer's instructions to proceed without submission of proofs.

        7. Materials Furnished by Customer. Paper stock, film (negatives and positives), and other materials furnished by Customer shall be property packed, free from dirt, grit, torn sheets, bad splices, etc. and shall comply with the specifications set forth in the Specifications Schedule, and with S W 0 P standards. Additional costs due to delays, impaired production or the necessity to repair or replace such materials because of Customer's failure to meet such standards shall be charged to Customer at Printer's standard rates then in effect. Semi-finished materials or covers furnished by Customer shall include manufacturing waste allowances Printer deems adequate and shall be adjusted to Printer's count.

        Printer shall not be liable for the fitness of any materials furnished by Customer unless directed by Customer, at additional cost to Customer, to make corrections, repairs, or substitutions Printer deems necessary. In no event does Printer assume responsibility for color fidelity of finished goods made from film furnished by Customer, unless proofed by Customer to Printer's requirements.

        In the event Customer furnishes paper, a sixty (60) day written notification of such change to Printer is required.

        8. Responsibility for Content: Right to Rescind. Customer warrants that any matter it furnishes for printing pursuant to this Agreement does not infringe any copyright or trademark, is not libelous or obscene, and does not otherwise violate any law or infringe the rights of any third party. Customer agrees to indemnity and hold Printer harmless against all losses, claims. damages, liabilities and expenses, including Printer's attorneys' fees, which Printer may incur as the result of any claims of such violation or Infringement. Printer shall have the right, without liability of any kind to Customer, to refuse to print any publication containing material that, in Printer's good faith Judgment,
        (a) may give rise to such claims, or (b) be considered scandalous or offensive to some viewers or readers.

        9. Business Reply Mail. Customer shall be responsible for complying with all postal service requirements concerning business reply mail; and Printer shall not be liable to Customer for any damages or claims whatsoever in the event that business reply malt is rejected by the postal service.

        10. Quantity Variation. Variations in quantity of 1% over and 0% under quantities ordered shall constitute acceptable delivery; and the excess or deficiency shall be charged or credited at the "additional thousands" rate set forth in the Price Schedule.

        11. Warranty. Printer warrants that its services shall be performed according to the terms of this Agreement and standards acceptable in the printing industry. However, due to differences in equipment, paper, inks, and other conditions between the color proofing and production pressroom operations, a reasonable variation in color between color proofs and the completed job, and a reasonable variation on press, may exist. Work containing such variations shall be considered in conformity with this warranty.

        12. Risk of Loss. The risk of loss of finished work shall pass to the Customer F.O.B. the facilities at which the same was printed, upon the earlier of Printer's delivery to carrier or postal service, or delivery into storage, regardless of whether the transport medium or storage facilities are owned and/or operated by Printer. The risk of loss of property furnished and/or owned by Customer shall be on Customer while such property is at the facilities at which printing is to occur, whether before or after the printing process, and while In transit to and from those facilities. Printer shall bear the risk of loss during the printing process to the extent of any all-risk insurance coverage therefor.

        13. Passage of Title, Title to finished goods shall pass to Customer upon the earlier of Printer's delivery to carrier or postal service, or delivery into storage, regardless of whether the transport medium or storage facilities are owned and/or operated by Printer. Artwork, drawings, sketches. dummies, film positives, negatives, and separations furnished by Printer shall become the property of Customer upon completion of printing and payment therefor; provided, however, that if such items are furnished by Printer by subcontracting the production thereof, then title thereto shall pass to Customer upon shipment to Printer. All printing plates shall be and remain the property of Printer.

14. Storage. Customer's materials which are in film form shall be stored without charge for a period of 12 months from the time of last use and thereafter destroyed. If Customer's materials other than film are not shipped within 24 hours after notification to Customer that they are ready to be shipped, for any reason beyond Printer's reasonable control, including but not limited to Printer's retention of such materials pursuant to Section 18 below, Printer may store such materials at Customer's risk in a warehouse or at the facilities at which printing occurred, and Customer shall pay all resulting handling, transportation and storage charges as invoiced by Printer.

15. Contingencies. Printer shall not be liable for any delay or failure to perform under this Agreement if such delay or failure to perform arises out of causes beyond its reasonable control, including but not limited to fires, severe weather and other acts of God, accidents, governmental acts and regulations, Inability to obtain materials or carrier space or equipment, or delays of suppliers or carriers. Printer shall give notice to Customer of any such condition within a reasonable time after it arises.

If Printer's operations are suspended for any of the above causes for a period of greater than 10 days, Customer shall have the right to have the services covered by this Agreement performed elsewhere. However, Customer shall not make such arrangements for a longer period than is reasonably necessary; and it is agreed that when Printer resumes operations, upon 30 days prior written notice, Printer shall be entitled to provide all services in connection with all subsequent work covered by this Agreement. Customer shall have the right in the situation first described in this paragraph to remove from Printer's plant any and all completed work, proofs, film, paper, and other material and uncompleted work only upon payment to Printer for all services rendered and materials furnished or ordered by Printer prior to the date written notice of Customer's election to have said work completed elsewhere is received by Printer, and only subject to Printer's rights under Section 18 below.

16. Claims, All claims for defective or damaged product or for shortages must be made by Customer in writing fully setting forth the nature of the alleged defect, damage or shortage, within 10 days after Customer's receipt thereof. Customer's failure to so notify Printer shall constitute irrevocable acceptance of the product and a waiver of any claim of defect, damage or shortage. Claims for damage or loss in transit must be made by Customer directly against the carrier.

17. Limitation of Remedies. Customer's sole and exclusive remedy for Printer's negligence or other tort, breach of warranty or contract or any other claim arising out of or connected with this Agreement shall be the return of the selling price allocable to that portion of the work which is nonconforming or, at Customer's option, printing of a correction in subsequent work, if applicable.

IN NO EVENT SHALL PRINTER BE LIABLE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, WHETHER FOR BREACH OF CONTRACT OR WARRANTY. NEGLIGENCE OR OTHER TORT OR ON ANY STRICT LIABILITY THEORY.

Except with respect to a claim brought against Printer by a third party, including, without limitation, a claim of the type referred to in Section 8, (a) Customer shall not be liable to Printer beyond the contract price and other charges and costs permitted under this Agreement, and (b) Customer shall not be liable for any special, indirect or consequential damages, whether for breach of warranty, negligence or other tort on any strict liability theory.

18. Printer's Security Interest and Rights Upon Customer's Default. By execution of this Agreement, Customer grants to Printer a security interest in any property of Customer which may at any time come into the possession of Printer, to secure all obligations of Customer to Printer, whether arising prior or subsequent to the effective date of this Agreement, and whether or not arising out of or relating to this Agreement. If any amount due Printer from Customer shall remain unpaid at the due date, or if Customer defaults in the performance of any other covenant or condition of this Agreement or any other agreement with Printer, Printer shall have the right to terminate its obligations under this Agreement, to declare immediately due and payable all obligations of the Customer for the work theretofore furnished by the Printer under this Agreement, to retain possession of any product or materials owned by Customer (including but not limited to work-in-process and undelivered work) pending payment in full of all such obligations, to change credit terms with respect to any further work furnished by Printer, and/or to suspend or discontinue any further performance for Customer until overdue amounts are paid in full and until cash or security satisfactory to Printer covering further work, as may be required by Printer, is deposited in advance with Printer. These rights of Printer shall be in addition to and not in substitution for any other rights of Printer and suspension or discontinuance of work by Printer pursuant to this Section shall not in any way prejudice any claim or right of action which Printer may have by reason of any breach of this Agreement or any other agreement by Customer.

    Agreed to:
    Corporate Relations Group. Inc.
    (Customer)

    By: Joe Landis /s/

    Title:    CFO  ___

    Date:    5-23-97__
19. Right to Assurance. Whenever either party in good faith has reason to question the ability or intent of the other party to perform, the party having such question may demand in writing adequate assurance from the other party of its ability or intent to perform, and may suspend performance under this Agreement pending such assurance. In the event that such a demand is made and such assurance is not given within a reasonable time, the party having made such demand may treat that failure as an anticipatory repudiation of this Agreement and exercise any appropriate remedy for repudiation.

20. Bankruptcy. If Customer makes an assignment for the benefit of creditors, or admits in writing Its failure or inability to pay its debts as they become due, or becomes the subject of an "order for relief' within the meaning of that phrase in the U.S. Bankruptcy Code, or applies for or consents to the appointment of a receiver for any of its property, Printer may terminate this Agreement at any time, effective immediately upon notice. Such termination shall not relieve either party from any obligations accrued under this Agreement up to the date of notice of termination.

21. Waivers. No waiver by either party of any default by the other in the performance of or compliance with any provision, condition or requirement in this Agreement shall be deemed to be a waiver of, or in any manner release such other party from compliance with any such provision. condition or requirement in the future: nor shall any delay or omission of either party to exercise any right under this Agreement or otherwise in law in any manner impair the exercise of any such right thereafter.

22. Other Work. In the event that, at any time during the term of this Agreement, Customer requests that Printer perform any work not related to the publication(s) identified in Section 1 above, and Printer agrees to do so, all rights and liabilities of Customer and Printer arising in connection with such other work (as well as the rights and liabilities of the parties in connection with Printer's work on the publication(s) Identified in Section 1 above) shall be governed exclusively by the terms and conditions contained in this Agreement: provided, however, that, with respect to such other work, the Specifications, Price and Production Schedules to this Agreement shall be superseded by specifications, scheduling terms, quantities and prices set forth in accepted orders, to the extent that the same are inconsistent with such Schedules. No additional or different terms contained in any of Customer's forms or other correspondence shall be of any force or effect.

23. Entire Agreement. The attached Specifications Schedule and Price Schedule and the Production Schedule either attached or established in accordance with this Agreement form a part of this Agreement. This Agreement, together with such Schedules, is intended by the parties as the final and exclusive expression of their agreement, superseding all prior oral or written agreements, understandings, negotiations, representations and correspondence between the parties, on the subject of this Agreement. There are no conditions to this Agreement not expressed in this Agreement.

24. Amendment. Except as provided in Sections 2 and 3, this Agreement, including the Schedules made a part of this Agreement, may be amended or supplemented only by a writing signed on behalf of both of the parties by their duly authorized representatives. In the event that the Production Schedule is not attached, mutual agreement to a Production Schedule shall be established only by a writing so signed.

25. Assignment. Customer shall not assign any of its rights under this Agreement without the prior written consent of Printer. Subject to any required consent, this Agreement shall inure to the benefit of and shall bind the successors and assigns of the parties to this Agreement.

26. Notices, Notice required or permitted by this Agreement shall be deemed given only upon enclosure of such notice in an adequately post-paid envelope, deposited in a U.S. Post Office. sent certified mail - return receipt requested, and addressed to the party to be given notification at the address to which it has previously notified the party giving notice that notices are to be sent or, otherwise, to the address for the party receiving notice first set forth in this Agreement.

27. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Florida.

28. Quality. Performance and Termination. If Printer shall fail in any material respect to perform the work, in accordance with the agreed upon standards or schedules, except for (i) any failure caused by Customer's failure to meet any of its obligations in the production schedule, or (ii) any failure caused by Customer's original material, the Customer shall have the right to terminate this Agreement pursuant and subject to the following provisions: Customer shall give Printer written notice specifying in detail the failure or failures it claims. If such failures occur in 3 or more issues within the same 12 month period, Customer shall have the right to terminate this Agreement by giving
Printer written notice to that effect, in which case this Agreement will terminate sixty (60) days thereafter. In the event of such termination, Customer shall be obligated to make full payment to Printer for the work in process and further work performed by the Printer under this Agreement. Upon request, Printer shall deliver to Customer F.O.B. Printer's dock, all artwork, film, paper and other property of the Customer then in possession of the Printer, upon full payment of amount owed to Printer.

If the above terms are satisfactory, please sign two copies of this document and return them. It will then be an offer, subject to acceptance by an authorized agent of Printer at any time prior to 10 days after the date first above written, Upon acceptance, Printer will return one fully executed copy of the Agreement to Customer and this Agreement will be a binding contract between Printer and Customer.

Respectfully submitted,
By________________________________________________________________________



Agreed to:
Banta Publication Group

(a Division of Banta Corporation)
("Printer")

By;       /s/__________________

Title:    President_____________

 Date: 5-23-97_______________

                                      AMENDMENT TO AGREEMENT
                                         DATED MAY 22, 1997
                                              BETWEEN
                                  BANTA PUBLICATIONS GROUP ("PRINTER")
                                                 AND

                             CORPORATE RELATIONS GROUP, INC. ("CUSTOMER")
                                             APRIL 7, 1998


The Customer and Printer agree to amend the original Agreement dated May 22, 1097 in consideration of the mutual covenants contained herein. The parties agree to the following changes to the Agreement

        1) The term of the Agreement Is extended for one and a half additional years, through December 31, 2000.

        2) Upon execution of this Amendment, manufacturing prices shall be adjusted effective, with the May, 1998 issue of Money World. Such prices, shall remain firm through the extended term of the Agreement and will not be adjusted as provided for under section 3A of the Agreement.

3) Upon acceptance of this Amendment, Printer will furnish Customer a revised price schedule containing those prices used to prepare Estimate 3395-1, Including Printer's agreement to eliminate the charge for digital proofs.

        The Customer and Printer agree that all new existing work will be bound by all other terms of the Agreement.

CUSTOMER'S ACCEPTANCE:                                PRINTER'S ACCEPTANCE:

CORPORATE RELATIONS GROUP, INC.              BANTA PUBLICATIONS GROUP
1947 Lee Road                                100 Banta Road
Winter Park, FL 32789                        Long Prairie, MN 58347

By:          Joseph Landis_/s/____________   By:  ______/s/________________

Title:        President___________________   Title:   President_______________

Date: _____April 8, 1998_______________      Date:   April 7, 1998____________